EXHIBIT-10-14.03



NEW ENGLAND POWER SERVICE COMPANY
25 Research Drive
Westborough, Massachusetts 01582

SERVICE CONTRACT

As of January 1. 1994
Date

TO        REMVEC
          c/o New England Power Service Company
          25 Research Drive
          Westborough. Massachusetts 01582

        New England Power Service Company (hereinafter called Service Company) is a company engaged primarily in the rendering of services to companies in the New England Electric System holding-company system. The organization, conduct of business and method of cost allocation of the Service Company are designed to meet the requirements of Section 13 under the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder to the end that services performed by the Service Company for said associate companies will be rendered to them at cost, fairly and equitably allocated. Services will be rendered by Service Company only upon receipt from time to time of specific or general requests therefor. Said requests may always be modified or canceled by you at your discretion. The parties hereto agree as follows:

1. The Service Company agrees to furnish you upon the terms and conditions herein set forth such of the services described in Schedule 1 hereto as you may from time to time request. Service-Company will also furnish, if available, such services not described in Schedule 1 as you may request. Notwithstanding the foregoing the Service Company shall not furnish under this agreement any engineering, construction, or maintenance services for a nuclear generating plant.

2. The Service Company has and will maintain a staff trained and experienced in the engineering, construction, operation, maintenance and management of public utility properties. In addition to the services of its own staff, Service Company will, after consultation with you concerning services to be rendered pursuant to your request, arrange for services of non-affiliated experts, consultants, accountants and attorneys.

3. All of the services rendered under this agreement will be at actual cost thereof. Direct charges will be made for services where a direct allocation of cost is possible. The methods of determining such costs and the allocation thereof are set forth in Schedule ll hereto. These methods are reviewed annually and more frequently, if appropriate. Such methods may be modified or changed by Service Company without the necessity of an amendment of this agreement provided that in each instance all services rendered hereunder will be at actual cost thereof, fairly and equitably allocated, and all in accordance with the requirements of the Public Utility Holding Company Act of 1935 and rules and regulations and orders thereunder. You will be advised from time to time of any material changes in such methods .

4. Bills will be rendered as soon as practicable after the close of each month and will be payable within fifteen days after receipt. Any amount remaining unpaid after fifteen days following receipt of the bill shall bear interest thereon from the date of the bill at an annual rate of 2% above the lowest interest rate then being charged by the first National Bank of Boston on 90 day commercial loans. Services will be performed hereunder for not more than one year commencing January 1, 1994, and continuing through December 31, 1994, unless terminated at an earlier date by either party giving thirty days' written notice to the other of such termination at the end of any month.

5. This agreement will be subject to termination or modification at any time to the extent its performance may conflict with any federal or state law or any rule, regulation or order of a federal or state regulatory body having jurisdiction. The agreement shall be subject to approval of any federal or state regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.

6. Supplement No. 1 dated       NEW ENGLAND POWER SERVICE COMPANY
as of January 1, 1994.

Accepted *      , 19

By


By See acceptances at end of supplement No. 1

*As of January 1, 1994

SCHEDULE I
           Description of Services which are Available from New England Power Service Company

Accounting:
The keeping of accounts and collateral activities, including billing, payroll and customer relations; preparation of reports and preservation of records.

Auditing:
Periodic audits by Service Company auditors and the furnishing of reports and recommendations.

Construction:
Manpower and equipment for construction and maintenance of electric properties. Assistance in obtaining, and supervision of, non-affiliated contractors.

Corporate and corporate records:
Cooperation with attorneys, officers and special counsel of associate companies on corporate matters, financing, regulation, contracts, claims and litigation. Services in connection with stockholders' and directors' meetings and keeping of corporate records.

Data processing
Maintenance and operation of data processing center and equipment for accounting, engineering, administration and other functions.

Emergencies
Assistance in emergency-maintenance and restoration of utility service and in mobilization of personnel and equipment.

Employee relations
Service re labor relations, personnel, wage and salary schedules, employee training and safety and medical programs.

Engineering
Civil, mechanical, electrical, and other engineering services; technical advice, design, installation, supervision, planning, research, testing, operation of communications, including microwave, and operation and maintenance of specialized technical equipment.

Executive and administrative
Consultation and services in management and administration of all aspects of electric utility business.

Insurance
Development, placement and administration of insurance coverages and employee benefit programs, including group insurance and retirement annuities; property inspections and valuations for insurance.

Marketing
Services re policy development and functional direction of field marketing departments, including rate application and training, plus specialized residential, commercial and industrial services.

Properties
Services re acquisition and disposition of properties;
cooperation with attorneys of associate companies in title examinations and conveyancing; maintenance of property records; and making of property inventories and valuations.

Power supply
Planning and other services for supply of electric power, and negotiation of contracts therefor.

Public information and relations
Services re information to and relations with the public, including customers, security holders, employees, financial analysts, rating agencies and investment firms.

Purchasing and stores
Services re purchase and storing of materials, supplies and equipment.

Rates
Review, design, interpretation, analysis and other services re rates and special contracts for sale of electricity.

Regulation
Analysis of laws, rules and regulations and recommendations for action hereunder; handling of matters with regulatory and governmental authorities; preparation of applications and registrations.

Systems
Establishing of accounting and other procedures and standards.

Taxes
Service re federal, state and municipal taxes, preparation of returns and handling of audits and claims by taxing authorities.

Treasury and statistical
Services re financing of associate companies, both short and long-term, determination of capital needs, and preparation of financial and statistical reports.

SCHEDULE ll

      Determination of Cost of Service and Allocation Thereof

Cost of service will be determined in accordance with the Public Utility Holding Company Act of 1935 and the rules and regulations and orders thereunder, and will include all costs of doing business incurred by the Service Company.

Records will be maintained for each Department and Division of the Service Company in order to accumulate all costs of doing business and to determine the cost of service. These costs will include wages and salaries of employees and related expenses such as insurance, taxes, pensions and other employee welfare expenses, and rent, light, heat, telephone, supplies, and other housekeeping costs. In addition, records will be maintained of general administrative expenses, which will include the costs of operating the Service Company as a corporate entity.

Charges for services rendered and related expenses and non-personnel expenses (e.g., use of automotive equipment, etc.) will be billed directly to the serviced companies, either individually or, when the services performed are for a group for a group of companies, by means of an equitable allocation formula. Each formula will have an appropriate basis such as customers, meters, employees, plant investments, inventories or operating revenues.

Charges for services will be determined from the time sheets of employees and will be computed on the basis of each employee's hourly rate plus a percentage factor to cover related expenses and general administrative expenses. Records of such related expenses and general administrative expenses will be maintained and subjected to periodic review.

Out-of-pocket expenses which are incurred for the serviced companies will be, billed at cost. Charges for non-personnel expenses, such as for use of automobiles. trucks and heavy equipment, will normally be computed on the basis of costs per hour or per mile.

Supplement No. 1 dated as of January 1, 1994 to Service Contract for services to REMVEC.

In addition to services described in Schedule I to the Service Contract of which this supplement is a part, the Service Company agrees to furnish you, upon the terms and conditions of the Contract, such additional services as are encompassed by the letter of Service Company to the Securities and Exchange Commission dated January 19, 1968 a copy of which is attached hereto. (Also attached hereto is a letter in response thereto from the Securities and Exchange Commission dated February 1, 1968.)
Billings to the Participants of REMVEC for all expenses of REMVEC, including the services of Service Company, will be in accordance with the Agreement dated as of August 1, 1968 as amended, between the Participants of REMVEC. Unless otherwise directed in writing from a Participant, each such bill shall be split between the companies comprising such Participant on the basis of their respective gross revenues during the prior calendar year.
The obligations of the Participants hereunder shall be several and not joint or joint and several.
The Service Contract shall not be cancellable prior to its termination date except by a vote of at least three of the Participants who have at least two-thirds (2/3) of the aggregate Territorial KWH of all such Participants, upon withdrawal from REMVEC, may concurrently cancel his participation in this Service contract.

                 441 STUART STREET, BOSTON 16, MASS
                              April 3, 1969

New England Power Service Company
Turnpike Road
Westboro, Massachuestts 01581

Attention: Mr. R. V. Rist, Controller

Gentlemen:

In accordance with Supplement No. 1 to the Service
Contract dated Aprll 1, 1969 under which New England Power Service Company is to furnish certain services to REMVEC, this is to notify you that, inasmuch as New England Power Company is responsible for generation and transmission fo-thc New England Electric System companies, New England Power Company will pay all the expenses of REMVEC payable by New England Electric System companics. Therefore, each bill for the expenses of REHVEC payable by the ,New England Electric System companies should be made out and sent to New England Power Company and not to Granite State Electric Company, Massachusetts Electric Company or The Narragansett Electric Company.

Very truly yours,

NEW ENGLAND POWER COMPANY
GRANITE STATE ELECTRIC COMPANY
MASSACHUSETTS ELECTRIC COMPANY
THE NARAGANSETT ELECTRIC COMPANY
   Subsidiaries of NEW ENGLAND ELECTRIC SYSTEM

Agent

Copies to: Stephen J. Sweeney, REMVEC Manager

N. G. Hodgman, Chairman
REMVEC Operating Committee

NEW ENGLAND POWER SERVICE COMPANY
 441 Stuart Street
 Boston, MA 02116
                                                 January 19, 1968

Securities and Exchange Commisssion
500 North Capital Street
Washington, D.C.  20549

RE: File 37-7

Dear Sirs:

    A central dispatch center covering eastern Massachusetts, Rhode Island and Vermont is being planned with Boston Edison Company, each of the Eastern Utilities Associates, New England Electric System (NEES) and New England Gas and Electric Association holding-company systems, and Vermont Electric Power Company, Inc. (acting for itself and Central Vermont Public Service Corporation and Green Mountain Power Corporation) are the five participants. It is to be named the Eastern Massachusetts - Vermont Energy Control Center (EMVEC). EMVEC would be one of four dispatching centers all satellite to a proposed New England-wide dispatch center to be known as NEPEX. However, whether or not NEPEX comes into being, the participants in EMVEC contemplate that EMVEC will be implemented.

    Under present plans the EMVEC dispatch center will be located at Westboro in or adjacent to the computer and acconting center of the NEES holding-company system. The computer and accounting center is under long-term lease from John Hancock Life Insurance Company and it is expected that a building to house the EMVEC dispatch center will also be leased from that Insurance Company. Bids on the necessary computer equipment have been received and an order for the computer is expected to be placed soon. It and other equipment probably will be leased either from the manufacturers or from a leasing corporation.

    The EMVEC dispatch center will be manned with people either on loan from the participant utilities or on the permanent payroll of New England Power Service Company (NEPSCO), a subsidiary of NEES. We anticipate EMVEC will be operational in 1969 and there will be about 24 employees at the center. In addition, various office and other subsidiary services will be supplied by the NEPSCO organization. Commencing July 1, 1967 two men were stationed at Westboro and are devoting full time to EMVEC activities, namely, Mr. Sweeney from Boston Edison Company and Mr. David Hayward from the NEES system. Personnel loaned to the center will remain on the payrolls of the employer companies and will continue to have the fringe benefits of their respective employers. However, their pay probably will be on an equalized basis in line with a salary schedule for the EMVEC center itself. To date, costs related to the EMVEC dispatch center have been paid by various of the participant utilities and are being collected in suspense accounts. However, as soon as the necessary notice has been given to the Commission and any required approval obtained, it is planned for NEPSCO to collect all of the charges relating to the EMVEC dispatch center and to bill such out to the participating utilities on an equitable basis. Amounts initially held in suspense accounts would be billed in the same fashion through the Service Company to the participating utilities.

    Currently the aggregate costs for such center are running between $4,500 and $5,000 a month. By the time the center becomes operational it is expected that the annual costs will be about $1,000,000 and that equipment will cost in excess of $1,000,000. NEPSCO will so maintain its accounts as to insure that none of the costs or charges related to the EMVEC dispatch center, other than the portion of the charges of EMVEC attributable to the NEES system in accordance with the above formula, will fall on the other companies in the NEES holding-company system.

    It is anticipated that EMVEC will improve the operations and reliability of the electric systems of the participants and will provide these improvements at substantial savings as compared to the aggregate dispatching costs if each of the participants attempted to install an EMVEC type dispatch center for its own use.

    To the extent that the above constitutes a change in the organization of NEPSCO, the type and character of companies to be serviced by it, the method of allocating costs to associate companies, the scope or character of services t be rendered, or in the basic accounting principles or cost allocations of NEPSCO, this letter is written notice thereof. Unless prior to March 22, 1968 the Commission shall have notified the Service Company that a question exists as to whether or not the proposed change is consistent with the provisions of
Section 13 of the Public Utility Holding Company Act or of any rule, regulation or order thereunder, the change will be effective on that date and the Service Company at any time thereafter may perofrm services on behalf of the EMVEC dispatch center for the participants therein. However, inasmuch as this matter has been discussed with your staff in advance of this letter, we would appreciate a letter from you permitting the change to be effective at an earlier date.


Very truly yours,

NEW ENGLAND POWER SERVICE COMPANY

by:  Guy W. Nichols, Jr.

Vice President







                         Securities and Exchange Commission
                            Washington, D.C.  20549


Mr. Guy W. Nichols, Jr.
Vice President
New England Power Service Company
441 Stuart Street
Boston, MA 02116

RE: File 37-7-1

Dear Mr. Nichols:

This will acknowledge the receipt of your letter dated January 19, 1968 in which, pursuant to the first condition in this Commission's Order in New England Power Service Company, dated August 3, 1961 (Holding Company Act Release No. 14491), you have notified this Commission, to the extent required, of the proposal to establish the Eastern Massachusetts-Vermont Energy Control Center ("EMVEC") for the joint benefit of the New England Electric System ("NEES"), Boston Edison Company, the Eastern Utilities Associates system, the New England Gas and Electric Association system, and Vermont Electric Power Company, Inc.; and of the intent of your company ("NEPSCO") to perform certain services for the participating companies.

You state that the ""EMVEC" center will be located in Westboro, Massachusetts in a building to be leased from the John Hancock Life Insurance Company, that it will be furnished with computer and other necessary equipment to be leased from the manufacturers or a leasing corporation, and that EMVEC will be manned by personnel on loan from the participant companies or on the permanent payroll of NEPSCO. You further state that NEPSCO will collect all of the charges relating to EMVEC and bill out such charges to the participating companies on an equitable basis, that EMVEC is expected to become operational in 1969, and that annual costs of its operation will approximate $1 million and that equipment required for the center will cost in excess of $1 million.

Since it appears from the contents of your letter that EMVEC will improve the operations and reliability of the electric systems of the participating companies and will provide such improvements at substantial savings over the aggregate dispatching costs which would be incurred if each of the participants attempted to install its own EMVEC type dispatch center, no objection will be made to the carrying out of the proposals set forth in your letter at the earliest practicable date.

In the third paragragh of your letter you state that the charges relating to EMVEC which NEPSCO will collect will be billed out to participating companies on an equitable basis. It is requested that, as soon as practicable after necessary arrangements have been completed, you advise the Commission as to the formula or formulas which will be employed by NEPSCO in distributing such charges among the participants.

Sincerely yours,

Solomon Freedman
Director






This Service Contract for the benefit of REMVEC is accepted as of January

1, 1994, by the following Participants of REMVEC:

BOSTON EDISON COMPANY

By      Date

BLACKSTONE VALLEY ELECTRIC COMPANY
EASTERN EDISON COMPANY
MONTAUP ELECTRIC COMPANY
NEWPORT ELECTRIC CORPORATION
Subsidiaries of EASTERN UTILITIES ASSOCIATES

By Arthur Hatch   Date: 12/23/92

NEW ENGLAND POWER COMPANY
GRANITE STATE ELECTRIC COMPANY
MASSACHUSETTS ELECTRIC COMPANY
THE NARRAGANSETT ELECTRIC COMPANY
Subsidiaries of NEW ENGLAND ELECTRIC SYSTEM

By      Date

CAMBRIDGE ELECTRIC LIGHT COMPANY
COMMONWEALTH ELECTRIC COMPANY
CANAL ELECTRIC COMPANY
Subsidiaries of COMMONWEALTH ENERGY SYSTEM

By      Date

FITCHBURG GAS & ELECTRIC LIGHT COMPANY

By      Date